Exhibit 23.1
                                     [LOGO]
                                Dixon Hughes PLLC
                   Certified Public Accountants and Advisors


            Consent of Independent Registered Public Accounting Firm

To the Board of Directors
FNB United Corp.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of FNB United Corp. (formerly "FNB Corp.") of our reports dated March 14, 2006 with respect to the consolidated financial statements of FNB Corp. and subsidiaries, and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the annual report on Form 10-K of FNB Corp. for the year ended December 31, 2005.

/s/ Dixon Hughes PLLC

Raleigh, North Carolina
May 1, 2006